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                                                                       Exhibit 5



                                March 10, 1998


IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA  19355

Ladies and Gentlemen:

     We have acted as counsel to IKON Office Solutions, Inc. ("IKON") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, interests (the "Interests") in the IKON Office Solutions, Inc. Retirement Savings Plan (the "Plan") and an additional 6,000,000 shares of IKON Common Stock (the "Shares") for offering from time to time to certain employees of IKON pursuant to the Plan.

     In rendering our opinion, we have reviewed such certificates, documents, corporate records and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

     Based upon the foregoing, we are of the opinion that (i) the Interests created pursuant to the Plan will be legal and binding obligations of IKON and
(ii) the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                         Very truly yours,



                                         /s/ Ballard Spahr Andrews & Ingersoll